EXHIBIT 5.01

                    ROBERT N. WILKINSON, ESQ.
                60 East South Temple, Suite 1680B
                    Salt Lake City, Utah 84111
                     Telephone (801) 533-9645



December 17, 2002


Board of Directors
Draco Holdings Corporation
c/o Jump n' Jax, Inc.
511 East St. George Boulevard, Suite No. 3
St. George, Utah  84770

         Re:  Draco Holdings Corporation
              Registration Statement on Form S-8

Ladies and Gentlemen:

     I have been engaged by Draco Holding Corporation (the "Company"), to render my opinion respecting the legality of certain securities to be offered and sold pursuant to the registration statement on Form S-8 being filed by the Company with the Securities and Exchange Commission (the "Registration Statement"). Capitalized terms used but not defined herein have the same meanings as set forth in the Registration Statement.

     The shares of the Company's common stock to be registered on the Form S-8 Registration Statement include the following:

     1. 200,000 shares to be issued to Lane S. Clissold as compensation for past services to the Company;

     2. 200,000 shares to be issued to Diane Nelson as compensation for past services to the Company;

     3. 200,000 shares to be issued to Steven D. Moulton as compensation for past services to the Company;

     4. 200,000 shares to be issued to Todd Wheeler as compensation for past services to the Company and/or its wholly-owned subsidiary, Jump n' Jax, Inc.;

     5. 300,000 shares to be issued to Robert N. Wilkinson as payment for legal services performed on behalf of the Company;

     6. 400,000 shares to be issued to B.W. Hicken as payment for consulting services performed on behalf of the Company.

     In connection with this engagement, I have examined the following:

                  1. Articles of incorporation of the Company;

                  2. Bylaws of the Company;

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                  3. The Registration Statement;

                  4. Unanimous consents of the Company's board of directors;
                     and

                  5. Letter Agreements between the Company and each of the
                     persons to whom shares are being registered under the Registration Statement.

     I have examined such other corporate records and documents and have made such other examination as I deemed relevant.

     I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies thereof, and the due execution, delivery or filing of documents, where such execution, delivery or filing are a pre-requisite to the effectiveness thereof.

     For the purpose of this opinion, I have relied upon the representations of the Company that it is current in its filings, and that the filings are true and accurate representations of the condition of the Company when the documents were filed. In addition, it has been represented by both the Company and by the persons being issued shares pursuant to the Registration Statement, that none of the shares are being issued for services in connection with any offer or sale of securities in a capital raising transaction or to directly or indirectly maintain a market for the securities of the Company.

     Based upon the above examination, I am of the opinion that the common stock to be sold pursuant to the Registration Statement will be, when sold in accordance with the terms set forth in the Registration Statement and the applicable Letter Agreements, legally issued, fully paid, and non-assessable under Nevada law.

     This firm consents to being named in the Prospectus included in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

Sincerely,

/s/ Robert N. Wilkinson

Robert N. Wilkinson, Esq.